Exhibit 23.1

[Deloitte Logo]	Deloitte & Touche LLP 1800 N. Stetson Avenue Chicago, IL 60601-6779 USA Tel: +312 946 3000 Fax + 312 946 2600 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 8 to Registration Statement No. 333-72184 of CBOT Holdings, Inc. of our report dated February 18, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities) appearing in the Proxy Statement and Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Selected Financial Data” and “Experts” in such Proxy Statement and Prospectus.

/s/    Deloitte & Touche LLP

September 28, 2004